CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

FRANKLIN TEMPLETON LIMITED DURATION INCOME TRUST

            The undersigned Vice President of Franklin Templeton Limited Duration Income Trust, a Delaware statutory trust (the “Trust”), does hereby certify that:

            1.         The majority of the Board of Trustees of the Trust (the “Board”) approved an amendment to the Trust’s Amended and Restated Agreement and Declaration of Trust  adopted as of June 19, 2003 as amended to date (the “Declaration”), as set forth in the following resolution adopted and approved at a Special Telephonic Meeting of the Board held on September 13, 2018:

RESOLVED, that pursuant to the authority granted to the Board of Trustees in Article IX, Section 1 of the Amended and Restated Agreement and Declaration of Trust of the Trust adopted as of June 19, 2003, as amended to date, Article III, Section 2 of such Amended and Restated Agreement and Declaration of Trust is hereby amended and restated, as follows:

Section 2. Sale of Shares. The Trust may sell its authorized but unissued shares of beneficial interest to such Persons, at such times, on such terms, and for such consideration paid wholly or partly in cash or securities as the Board of Trustees may from time to time authorize; provided, that the Board of Trustees may, in its sole discretion, permit the Principal Underwriter to impose a sales charge upon any such sale; and further provided, that each such sale shall be subject to the 1940 Act, the rules and regulations adopted thereunder and applicable law.

2.         That pursuant to Article IX, Section 1 of the Declaration, which governs amendments of the Declaration, the above amendment to the Declaration shall be effective as of September 13, 2018.

            IN WITNESS WHEREOF, the undersigned Vice President of the Trust certifies as to the above as of the 14th  day of September 2018.

                                                                        /s/ Navid J. Tofigh

                                                                        Navid J. Tofigh

                                                                        Vice President